Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter

TEANECK, N.J., May 7, 2018 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its third quarter ended March 31, 2018.

Highlights for the March 2018 quarter (compared to the March 2017 quarter)

-	Net sales of $209 million, an increase of $19 million, or 10%

-	Net income of $20 million, a decrease of $4 million, or 16%

-	Diluted EPS of $0.49, a decrease of $0.10, or 17%

-	Adjusted EBITDA of $33 million, an increase of $4 million, or 12%

-	Adjusted diluted EPS of $0.46, an increase of $0.09, or 24%

COMMENTARY

“We saw strong growth across the Company for the March 2018 quarter,” said Jack Bendheim, Phibro's Chairman, President and Chief Executive Officer. “We are encouraged by the international growth within the Animal Health segment; our international operations accounted for over 80% of the segment’s sales growth. Our strategy of international expansion of our existing portfolio is showing good results. Domestic Animal Health sales growth was muted on the continued weak dairy industry and on low disease incidence that reduced vaccine demand. Our Mineral Nutrition segment’s profitability continued to improve on volume growth and operational execution around new initiatives. We saw 12% growth in adjusted EBITDA, outpacing sales growth. Improved gross profit from favorable product mix allowed us to continue to invest in product and organizational development, while still growing profitability.”

“Looking forward, we are in discussions with third parties to fund development and then commercialize and acquire promising new technologies and products. As part of our first entry into the companion animal space, we have recently signed an agreement to develop a new product using a novel delivery method for a canine Lyme disease vaccine. This and other opportunities targeting the nutritional and vaccine sectors for both production and companion animals will require expense investment for the next 18 to 24 months before we see the commercial fruits of our investments. These investments reinforce our belief in the bright future for our business.”

QUARTERLY RESULTS

Net sales

Net sales of $208.9 million for the three months ended March 31, 2018, increased $19.0 million, or 10%, as compared to the three months ended March 31, 2017. Animal Health, Mineral Nutrition and Performance Products grew $11.3 million, $5.8 million and $1.9 million, respectively.

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Animal Health

Net sales of $132.3 million for the three months ended March 31, 2018, grew $11.3 million, or 9%. Net sales of MFAs and other grew $6.6 million or 9%. International net sales of MFAs and other increased $5.6 million due to growth across most regions, notably due to additional penetration in the cattle sector, plus favorable seasonal demand for certain products and the incremental benefit of a recent acquisition. Domestic net sales of MFAs and other increased $1.0 million due to volume growth of certain products. Domestic sales of medically important antimicrobials were approximately level with the prior year. Net sales of nutritional specialty products grew $3.8 million, or 14%, primarily due to volume growth of our products for the dairy and poultry industries in various international countries and in the United States. Net sales of vaccines grew $1.0 million, or 6%, primarily due to volume growth in international markets; domestic growth was moderate due to reduced disease pressure.

Mineral Nutrition

Net sales of $62.9 million increased $5.8 million, or 10%, for the three months ended March 31, 2018. The increased revenue primarily was driven by higher average selling prices, consistent with the underlying raw material commodity price increases.

Performance Products

Net sales of $13.7 million increased $1.9 million, or 17%, for the three months ended March 31, 2018, due to increased volumes and higher average selling prices of copper-based products.

Gross profit

Gross profit of $69.1 million for the three months ended March 31, 2018, increased $8.4 million, or 14%, as compared to the three months ended March 31, 2017. Gross profit increased to 33.1% of net sales for the three months ended March 31, 2018, as compared to 31.9% for the three months ended March 31, 2017. Animal Health gross profit increased $7.5 million due to volume growth and favorable seasonal demand for certain MFAs and other products, volume growth of nutritional specialty products and vaccines and overall lower unit costs from improved manufacturing efficiencies for certain of our products. Mineral Nutrition gross profit increased $1.1 million, driven by volume growth and higher average selling prices, partially offset by higher raw material costs. Performance Products gross profit was in-line with the prior year as volume growth and increased pricing of copper-based products were offset by increased commodity costs of copper-based products.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $42.6 million for the three months ended March 31, 2018, increased $11.9 million, or 39%, as compared to the three months ended March 31, 2017.

During the three months ended March 31, 2017, we recorded a $7.5 million gain in SG&A resulting from a payment to us in settlement of our claims against an insurance carrier under our liability insurance policies. Without the effects of the gain on the insurance settlement, SG&A increased $4.4 million or 12%.

Animal Health SG&A increased $2.8 million as compared to the prior year, driven by investments in product and organization development. A recent acquisition also contributed to the Animal Health increase. Mineral Nutrition and Performance Products SG&A were approximately level with the prior year. Excluding the prior-year insurance settlement, Corporate expense increased $1.6 million primarily due to increased employee-related costs and higher professional fees.

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Interest expense, net

Interest expense, net of $3.1 million for the three months ended March 31, 2018, decreased $0.9 million, or 22%, as compared to the three months ended March 31, 2017. Interest expense decreased $1.0 million compared to the prior year, primarily due to lower interest rates in the new Credit Facilities completed in June 2017. Interest income decreased $0.1 million due to less interest income on deposits in foreign jurisdictions.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended March 31, 2018, amounted to net gains of $1.0 million, as compared to net gains of $0.4 million for the three months ended March 31, 2017. The strengthening of the Mexican currency relative to the U.S. dollar was the primary reason for the foreign currency gains during the three months ended March 31, 2018. Foreign currency gains and losses primarily arise from intercompany balances.

Provision (benefit) for income taxes

The provision for income taxes, effective income tax rate and certain income tax items for the three months ended March 31, 2018 and 2017, are reflected in the table below:

For the Three Months Ended March 31	2018	2017
	(in thousands, except percentages)
Provision (benefit) for income taxes	$4,548	$2,805
Effective income tax rate	18.6%	10.6%

Certain income tax items
Benefit from exercised employee stock options	$(1,038)	$(1,442)
Release of unrecognized tax benefits	(758)	-
Release of foreign valuation allowance	-	(3,780)
Total	$(1,796)	$(5,222)

Provision (benefit) for income taxes, excluding certain items	$6,344	$8,027
Effective income tax rate, excluding certain items	26.0%	30.4%

During the three months ended March 31, 2017, we concluded it was more likely than not that the value of deferred tax assets related to a foreign subsidiary would be realized, resulting in the release of a foreign valuation allowance.

Net income

Net income of $19.8 million for the three months ended March 31, 2018, decreased $3.8 million, as compared to net income of $23.6 million for the three months ended March 31, 2017. The decrease primarily was driven by a $3.5 million decline in operating income, partially offset by lower interest expense of $0.9 million and increased foreign currency gains of $0.6 million, and a $1.7 million increase in the income tax provision. The decline in operating income primarily was influenced by the prior-year $7.5 million insurance settlement gain. Excluding this gain, operating income would have increased $4.0 million or 18%, driven by sales growth and gross profit expansion.

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Diluted EPS

Diluted EPS was $0.49 for the three months ended March 31, 2018, a decrease of $0.10, compared to $0.59 for the three months ended March 31, 2017, as a result of the decrease in net income.

Adjusted EBITDA

Adjusted EBITDA of $33.4 million for the three months ended March 31, 2018, increased $3.7 million, or 12%, as compared to the three months ended March 31, 2017. Animal Health Adjusted EBITDA increased $4.5 million, or 14%, due to sales growth and increased gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $1.0 million, or 24%, due to volume growth and higher average selling prices, partially offset by higher raw material costs. Performance Products Adjusted EBITDA was similar to the prior year as higher volumes and selling prices were offset by higher raw material costs. Corporate expenses increased $1.8 million as compared to the prior year, primarily due to increased employee-related costs and higher professional fees.

Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended March 31, 2018 was 26.8%, and included the benefit of a reduced statutory federal income tax rate.

Adjusted diluted EPS

Adjusted diluted EPS was $0.46 for the quarter, an increase of $0.09 compared to $0.37 last year. Higher gross profit, lower interest expense, net, and a lower effective income tax rate, were the primary contributors to the improvement.

BALANCE SHEET AND CASH FLOWS

•	2.5x leverage ratio at March 31, 2018

-	$311 million total debt

-	$125 million LTM Adjusted EBITDA

•	$76 million cash and short-term investments on hand at March 31, 2018

•	$18 million source of cash before financing for the March 2018 quarter, excluding cash used to purchase short-term investments

•	Dividend

-	$4.0 million quarterly dividend paid during the March 2018 quarter

-	$4.0 million quarterly dividend to be paid June 2018

FINANCIAL GUIDANCE

We are not modifying our financial guidance for the fiscal year 2018 as presented in our February 5, 2018 press release.

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WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Tuesday, May 8, 2018
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com/events-presentations
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	69676216

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2018	2017	Change		2018	2017	Change
	(in millions, except per share amounts and percentages)

Net sales	$208.9	$189.9	$19.0	10%	$608.2	$569.4	$38.8	7%
Cost of goods sold	139.8	129.2	10.6	8%	408.8	384.3	24.5	6%
Gross profit	69.1	60.6	8.4	14%	199.4	185.1	14.3	8%
Selling, general and administrative	42.6	30.6	11.9	39%	126.6	110.7	15.9	14%
Operating income	26.5	30.0	(3.5)	(12)%	72.8	74.4	(1.6)	(2)%
Interest expense, net	3.1	3.9	(0.9)	(22)%	9.2	11.7	(2.5)	(21)%
Foreign currency (gains) losses, net	(1.0)	(0.4)	(0.6)	*	(1.0)	(0.6)	(0.3)	*
Income before income taxes	24.4	26.4	(2.1)	(8)%	64.5	63.3	1.2	2%
Provision (benefit) for income taxes	4.5	2.8	1.7	62%	21.8	14.1	7.7	55%
Net income	$19.8	$23.6	$(3.8)	(16)%	$42.8	$49.2	$(6.5)	(13)%

Net income per share
basic	$0.49	$0.60	$(0.11)		$1.07	$1.25	$(0.18)
diluted	$0.49	$0.59	$(0.10)		$1.06	$1.23	$(0.17)

Weighted average common shares outstanding
basic	40.3	39.5			40.1	39.4
diluted	40.4	40.1			40.3	40.0

Ratio to net sales
Gross profit	33.1%	31.9%			32.8%	32.5%
Selling, general and administrative	20.4%	16.1%			20.8%	19.4%
Operating income	12.7%	15.8%			12.0%	13.1%
Income before income taxes	11.7%	13.9%			10.6%	11.1%
Net income	9.5%	12.5%			7.0%	8.6%
Effective tax rate	18.6%	10.6%			33.7%	22.2%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2018	2017	Change		2018	2017	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$82.9	$76.4	$6.6	9%	$244.6	$237.2	$7.3	3%
Nutritional specialties	31.4	27.6	3.8	14%	94.8	83.2	11.6	14%
Vaccines	18.0	17.0	1.0	6%	54.7	48.7	5.9	12%
Animal Health	132.3	121.0	11.3	9%	394.0	369.2	24.8	7%
Mineral Nutrition	62.9	57.2	5.8	10%	174.6	165.5	9.2	6%
Performance Products	13.7	11.7	1.9	17%	39.6	34.8	4.7	14%
Total	$208.9	$189.9	$19.0	10%	$608.2	$569.4	$38.8	7%

Adjusted EBITDA
Animal Health	$36.3	$31.8	$4.5	14%	$105.1	$99.0	$6.0	6%
Mineral Nutrition	5.4	4.3	1.0	24%	14.7	13.1	1.6	12%
Performance Products	0.4	0.4	(0.1)	(13)%	0.9	1.4	(0.6)	(38)%
Corporate	(8.7)	(6.9)	(1.8)	*	(24.7)	(22.8)	(1.9)	*
Total	$33.4	$29.7	$3.7	12%	$96.0	$90.8	$5.2	6%

Ratio to segment net sales
Animal Health	27.4%	26.3%			26.7%	26.8%
Mineral Nutrition	8.5%	7.6%			8.4%	7.9%
Performance Products	2.8%	3.8%			2.3%	4.2%
Corporate (1)	(4.1)%	(3.6)%			(4.1)%	(4.0)%
Total (1)	16.0%	15.7%			15.8%	15.9%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$19.8	$23.6	$(3.8)	(16)%	$42.8	$49.2	$(6.5)	(13)%
Interest expense, net	3.1	3.9	(0.9)	(22)%	9.2	11.7	(2.5)	(21)%
Provision (benefit) for income taxes	4.5	2.8	1.7	62%	21.8	14.1	7.7	55%
Depreciation and amortization	6.8	6.8	(0.1)	(1)%	20.0	19.6	0.4	2%
EBITDA	34.2	37.2	(3.0)	(8)%	93.8	94.6	(0.8)	(1)%
Acquisition-related cost of goods sold	-	-	-	*	1.7	-	1.7	*
Acquisition-related accrued compensation	0.2	0.4	(0.3)	(62)%	1.1	1.3	(0.2)	(14)%
Acquisition-related transaction costs	-	-	-	*	0.4	1.3	(0.9)	(69)%
Pension settlement cost	-	-	-	*	-	1.7	(1.7)	*
Gain on insurance settlement	-	(7.5)	7.5	*	-	(7.5)	7.5	*
Foreign currency (gains) losses, net	(1.0)	(0.4)	(0.6)	*	(1.0)	(0.6)	(0.3)	*
Adjusted EBITDA	$33.4	$29.7	$3.7	12%	$96.0	$90.8	$5.2	6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2018	2017	Change		2018	2017	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$138.5	$128.0	$10.6	8%	$403.3	$380.5	$22.8	6%
Adjusted gross profit	70.4	61.9	8.5	14%	204.9	188.9	16.0	8%
Adjusted selling, general and administrative	42.2	37.6	4.7	12%	124.6	113.4	11.2	10%
Adjusted interest expense, net	2.8	3.5	(0.7)	(20)%	8.4	10.4	(2.0)	(19)%
Adjusted income before income taxes	25.4	20.9	4.5	22%	71.9	65.2	6.7	10%
Adjusted provision for income taxes	6.8	6.0	0.8	13%	20.2	20.3	(0.1)	(0)%
Adjusted net income	$18.6	$14.9	$3.7	25%	$51.6	$44.9	$6.8	15%

Adjusted net income per share
diluted	$0.46	$0.37	$0.09	24%	$1.28	$1.12	$0.16	14%

Weighted average common shares outstanding
diluted	40.4	40.1			40.3	40.0

Ratio to net sales
Adjusted gross profit	33.7%	32.6%			33.7%	33.2%
Adjusted selling, general and administrative	20.2%	19.8%			20.5%	19.9%
Adjusted income before income taxes	12.1%	11.0%			11.8%	11.4%
Adjusted net income	8.9%	7.8%			8.5%	7.9%
Adjusted effective tax rate	26.8%	28.7%			28.1%	31.1%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$19.8	$23.6	$(3.8)	(16)%	$42.8	$49.2	$(6.5)	(13)%
Acquisition-related cost of goods sold	-	-	-	*	1.7	-	1.7	*
Acquisition-related intangible amortization(1)	1.3	1.3	0.0	3%	3.8	3.8	0.0	1%
Acquisition-related intangible amortization(2)	0.2	0.2	(0.0)	(1)%	0.5	0.6	(0.1)	(17)%
Acquisition-related compensation costs(2)	0.2	0.4	(0.3)	(62)%	1.1	1.3	(0.2)	(14)%
Acquisition-related transaction costs(2)	-	-	-	*	0.4	1.3	(0.9)	(69)%
Pension settlement cost (2)	-	-	-	*	-	1.7	(1.7)	*
Gain on insurance settlement (2)	-	(7.5)	7.5	*	-	(7.5)	7.5	*
Acquisition-related accrued interest	0.3	0.5	(0.2)	(37)%	0.8	1.3	(0.5)	(39)%
Foreign currency (gains) losses, net(3)	(1.0)	(0.4)	(0.6)	*	(1.0)	(0.6)	(0.3)	*
Provision (benefit) for income taxes(4)	(2.2)	(3.2)	0.9	*	1.6	(6.2)	7.8	*
Adjusted net income	$18.6	$14.9	$3.7	25%	$51.6	$44.9	$6.8	15%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2018	2017	Change	2018	2017	Change
	(in millions)
EBITDA	$34.2	$37.2	$(3.0)	$93.8	$94.6	$(0.8)
Adjustments
Acquisition-related cost of goods sold	-	-	-	1.7	-	1.7
Acquisition-related accrued compensation	0.2	0.4	(0.3)	1.1	1.3	(0.2)
Acquisition-related transaction costs	-	-	-	0.4	1.3	(0.9)
Pension settlement cost	-	-	-	-	1.7	(1.7)
Gain on insurance settlement	-	(7.5)	7.5	-	(7.5)	7.5
Foreign currency (gains) losses, net	(1.0)	(0.4)	(0.6)	(1.0)	(0.6)	(0.3)
Interest paid	(2.8)	(3.1)	0.3	(8.4)	(10.7)	2.3
Income taxes paid	(1.9)	(4.0)	2.1	(11.6)	(10.3)	(1.3)
Changes in operating assets and liabilities and other items	(5.9)	6.9	(12.8)	(15.7)	8.9	(24.6)
Cash provided by gain on insurance settlement	-	7.5	(7.5)	-	7.5	(7.5)
Cash used for acquisition-related transaction costs	-	-	-	(0.4)	(1.3)	0.9
Net cash provided (used) by operating activities	$22.8	$37.1	$(14.3)	$59.9	$84.8	$(24.9)

Purchases of short-term investments	$(18.0)	$-	$(18.0)	$(45.0)	$-	$(45.0)
Capital expenditures	(4.2)	(4.8)	0.6	(13.0)	(15.4)	2.4
Business acquisitions	-	-	-	(15.0)	-	(15.0)
Other investing, net	(0.9)	(1.6)	0.7	(1.6)	(1.8)	0.2
Net cash provided (used) by investing activities	$(23.0)	$(6.4)	$(16.6)	$(74.6)	$(17.2)	$(57.4)

Net cash flow before financing activities	$(0.2)	$30.7	$(30.9)	$(14.7)	$67.6	$(82.3)

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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